Exhibit 4.3
DESCRIPTION OF SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2023, Northern Trust Corporation had two classes of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) common stock; and (2) depositary shares each representing a 1/1,000th ownership interest in a share of series E non-cumulative perpetual preferred stock (the “Series E Preferred Stock”).

The following summary of the terms and provisions of certain of our securities does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Restated Certificate of Incorporation, as amended (including any and all Certificates of Designation creating, and any and all Certificates of Elimination eliminating, series of preferred stock) (the “Restated Certificate of Incorporation”) and our By-laws, as amended (the “By-laws”), which are incorporated by reference into the Annual Report on Form 10-K of which this Exhibit 4.3 is a part.

Unless otherwise indicated or the context otherwise requires, references in this Exhibit 4.3 to “Northern Trust,” “the Corporation,” “we,” “us” and “our” are to Northern Trust Corporation, excluding our subsidiaries.

Description of Common Stock

Shares Authorized; Shares Outstanding

Our authorized capital stock includes 560,000,000 shares designated as common stock, $1.66 ⅔ par value per share, of which 205,126,224 shares were outstanding as of December 31, 2023.

All of our existing common stock is validly issued, fully paid and nonassessable.

Dividends

Holders of common stock are entitled to receive the dividends that may be declared from time to time by the board of directors. The rights of holders of common stock to receive dividends are subject to the prior rights of holders of any issued and outstanding preferred stock.

Voting Rights

Holders of common stock vote as a single class on all matters submitted to a vote of the stockholders with each share of common stock entitled to one vote. Holders of common stock do not have cumulative voting rights.

Liquidation Rights

Upon voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the common stock are entitled to receive, pro rata according to the number of shares held by

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each, all of our assets remaining for distribution after payment to creditors and the holders of any issued and outstanding preferred stock of the full preferential amounts to which they are entitled.

No Other Rights

The common stock has no preemptive or other subscription rights, and there are no other conversion rights, sinking fund or redemption provisions with respect to the shares of common stock.

Anti-Takeover Effects of Our Restated Certificate of Incorporation and By-laws and Certain Provisions of Delaware Law

Our Restated Certificate of Incorporation and By-laws and some provisions of Delaware law contain provisions that may delay, defer or discourage another party from acquiring control of us. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Size of Board and Vacancies

Our By-laws provide that the number of directors on our board is fixed by the board of directors. If any vacancy occurs in our board of director, or if the board authorizes any increase in the number of directors, a majority of the remaining directors then in office, may elect a director to fill the vacancy until the next annual meeting of stockholders or until his or her successor is elected.

Stockholder Meetings

Our By-laws provide that only our board of directors, chairman, or president may call special meetings of the stockholders. Stockholders who in the aggregate beneficially own at least 25% of the voting power of all outstanding shares of our common stock also may call a special meeting of the stockholders through the Secretary upon proper written request to the Secretary.

Advance Notice Procedures

Our By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the By-laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may

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discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Authorized But Unissued Shares

We have authorized but unissued shares of common stock and preferred stock, and our board of directors may authorize the issuance of one or more series of preferred stock without shareholder approval. These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NTRS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company.

Description of Preferred Stock - General

Our authorized capital stock includes 10,000,000 shares of preferred stock, without par value. Our board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including but not limited to dividend rates, voting rights, terms of redemption, liquidation preferences, sinking fund requirements and conversion rights, all without any vote or other action on the part of stockholders. This power is limited by applicable laws or regulations and may be delegated to a committee of the board of directors.

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Description of Series E Preferred Stock

Shares Authorized; Shares Outstanding

As of December 31, 2023, there were authorized and outstanding 16,000 shares of Series E Preferred Stock. Depositary shares representing interests in the shares of the Series E Preferred Stock are registered pursuant to Section 12(b) of the Exchange Act and are described under “Description of Series E Depositary Shares” below.

General

The depositary, as described under “Description of Series E Depositary Shares” herein, is the sole holder of the Series E Preferred Stock and all references to the holders of the Series E Preferred Stock shall mean the depositary. However, the holders of depositary shares are entitled, through the depositary, to exercise the rights and preferences of the holders of the Series E Preferred Stock, as described under “Description of Series E Depositary Shares.”

The Series E Preferred Stock is a single series of authorized preferred stock consisting of 16,000 shares. We may from time to time, without notice to or the consent of holders of the Series E Preferred Stock, issue additional shares of preferred stock, including shares of the Series E Preferred Stock. Any such additional shares of Series E Preferred Stock would form a single series with the Series E Preferred Stock already issued. In addition, we may from time to time, without notice to or consent of holders of the Series E Preferred Stock, issue additional shares of preferred stock that rank equally with or junior to the Series E Preferred Stock.

Shares of the Series E Preferred Stock rank senior to our common stock and all other junior stock, and at least equally with each other series of our preferred stock we have issued or may issue (except for any senior series that may be issued with the consent of the holders of the Series E Preferred Stock and the consent of any other series of preferred stock as may be required) and all other parity stock, with respect to the payment of dividends and distributions of our assets upon liquidation, dissolution or winding up. In addition, we are generally able to pay dividends and distributions upon liquidation, dissolution or winding up only out of legally available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims) and pro rata as to any parity stock. As discussed below, the only series of parity stock outstanding as of December 31, 2023 was our unregistered Series D Non-Cumulative Perpetual Preferred Stock (the “Series D Preferred Stock”). Shares of the Series E Preferred Stock rank junior to all of our existing and future indebtedness and other non-equity claims on us with respect to assets available to satisfy claims on us, including in our liquidation.

The Series E Preferred Stock is fully paid and nonassessable. Holders of Series E Preferred Stock do not have preemptive or subscription rights to acquire more of our capital stock. Further, each holder’s interest in the shares of the Series E Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a bankruptcy, receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act.

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The Series E Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series E Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of us to redeem or repurchase the Series E Preferred Stock.

Dividends

Dividends on shares of the Series E Preferred Stock are not mandatory. Holders of the Series E Preferred Stock are entitled to receive non-cumulative cash dividends, if, when and as declared by our board of directors or a duly authorized committee of the board, out of legally available assets. Dividends on each share of Series E Preferred Stock accrue on the liquidation preference amount of $25,000 per share (equivalent to $25 per depositary share) at a rate per annum equal to 4.70%. Dividends are payable in arrears on each dividend payment date. A “dividend payment date” means the 1st day of January, April, July and October of each year, commencing on April 1, 2020. If any such date is not a business day, then such date will nevertheless be a dividend payment date but dividends on the Series E Preferred Stock, when, as and if declared, will be paid on the next succeeding business day (without any adjustment to the amount of the dividend paid per share of the Series E Preferred Stock). A business day means any weekday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

A dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period commenced on and included the original issue date of the Series E Preferred Stock.

The amount of dividends payable for any dividend period per share of the Series E Preferred Stock is calculated on the basis of a 360-day year consisting of twelve 30-day months.

In the event that we issue additional shares of Series E Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares. Notwithstanding the foregoing, dividends on the Series E Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital regulations.

Dividends are payable to holders of record of Series E Preferred Stock as they appear on our books on the applicable record date, which shall be the 15th day of the calendar month immediately preceding the month during which the dividend payment date falls. The corresponding record dates for the depositary shares are the same as the record dates for the Series E Preferred Stock.

Dividends on shares of Series E Preferred Stock are not cumulative. Accordingly, if the board of directors or a duly authorized committee of the board does not declare a dividend on the Series E Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue or be payable and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series E Preferred Stock are declared for any future dividend period.

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Restrictions on Dividends

So long as any share of Series E Preferred Stock remains outstanding, unless the full dividends for the most recently completed dividend period on all outstanding shares of Series E Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

(1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock or any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (a) as a result of a reclassification of junior stock for or into other junior stock; (b) the exchange or conversion of one share of junior stock for or into another share of junior stock; (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock; (d) purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; (e) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; (f) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; (g) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock in the ordinary course of business; (h) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary; or (i) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and

(3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us (other than (a) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series E Preferred Stock and such parity stock; (b) as a result of a reclassification of parity stock for or into other parity stock or junior stock; (c) the exchange or conversion of parity stock for or into other parity stock or junior stock; (d) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock or junior stock; (e) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; (f) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; (g) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in parity stock in the ordinary course of business; (h) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary; or (i) the acquisition by us or any of our subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians).

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As used in this Description of Series E Preferred Stock, “junior stock” means our common stock, our Series A Junior Participating Preferred Stock (if and when issued and outstanding), and any other class or series of our stock hereafter authorized over which the Series E Preferred Stock has preference or priority in the payment of dividends or in the distribution of our assets on any liquidation, dissolution or winding up of Northern Trust.

When dividends are not paid in full upon the shares of Series E Preferred Stock and any parity stock, all dividends declared upon shares of Series E Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends per share on Series E Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other. To the extent a dividend period with respect to any parity stock coincides with more than one dividend period with respect to the Series E Preferred Stock, for purposes of the immediately preceding sentence, our board of directors will treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the Series E Preferred Stock in a manner that it deems to be fair and equitable in order to achieve proportional payments of dividends on such parity stock and the Series E Preferred Stock. To the extent a dividend period with respect to the Series E Preferred Stock coincides with more than one dividend period with respect to any parity stock, for purposes of the first sentence of this paragraph, our board of directors will treat such dividend period(s) with respect to the Series E Preferred Stock and dividend period(s) with respect to any parity stock in a manner that it deems to be fair and equitable in order to achieve proportional payments of dividends on the Series E Preferred Stock and such parity stock. For the purposes of this paragraph, the term “dividend period” as used with respect to any parity stock means such dividend periods as are provided for in the terms of such parity stock.

As used in this Description of Series E Preferred Stock, “parity stock” means our Series D Preferred Stock and any other class or series of our stock hereafter authorized that ranks equally with the Series E Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of our assets on any liquidation, dissolution or winding up of Northern Trust. As of December 31, 2023, 5,000 shares of our Series D Preferred Stock were the only shares of parity stock outstanding. The Series D Preferred Stock has a liquidation preference of $100,000 per share (or $1,000 per depositary share). Holders of Series D Preferred Stock are entitled to non-cumulative dividends, when, as and if declared by our board of directors or a duly authorized committee of the board, at a rate per annum equal to (i) 4.60% from the original issue date of the Series D Preferred Stock to but excluding October 1, 2026; and (ii) a floating rate equal to the three-month CME Term Secured Overnight Finance Rate (the replacement to the three-month LIBOR rate, as administered by CME Group Benchmark Administration, Ltd.) plus a statutory spread adjustment of 0.26161% (as set forth in the final rule to implement the Adjustable Interest Rate (LIBOR) Act) plus 3.202% from and including October 1, 2026.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee of the board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series E Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Series E Preferred Stock shall not be entitled to participate in any such dividends.

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Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Northern Trust, holders of the Series E Preferred Stock are entitled to receive out of our assets legally available for distribution to stockholders, before any distribution of assets may be made to or set aside for the holders of common stock or any other junior stock, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series E Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series E Preferred Stock are not entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if our assets are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Series E Preferred Stock and all holders of any parity stock the amounts paid to the holders of Series E Preferred Stock and to the holders of all such parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series E Preferred Stock and any parity stock, the holders of our junior stock shall be entitled to receive all remaining assets of Northern Trust according to their respective rights and preferences.

For purposes of this section, the sale, lease, conveyance or transfer (for cash, securities or other property) of all or substantially all of the property and assets of Northern Trust, or any merger or consolidation of Northern Trust with or into any other entity (for cash, securities or other property), shall not be deemed a liquidation, dissolution or winding up of Northern Trust.

The shares of Series E Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act.

Redemption

The Series E Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provision. Except as described below, the Series E Preferred Stock is not redeemable prior to January 1, 2025. On any dividend payment date on or after January 1, 2025, the Series E Preferred Stock is redeemable at our option, in whole at any time, or in part from time to time, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series E Preferred Stock have no right to require the redemption or repurchase of the Series E Preferred Stock.

Notwithstanding the foregoing, within 90 days following the occurrence of a “regulatory capital treatment event,” we may, at our option, subject to the approval of the appropriate federal banking agency, provide notice of our intent to redeem in accordance with the procedures described below, and subsequently redeem, all (but not less than all) of the shares of Series E Preferred Stock at the time outstanding at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

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A “regulatory capital treatment event” means the good faith determination by us that, as a result of any

•amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series E Preferred Stock;

•proposed change in those laws or regulations that is announced after the initial issuance of any share of Series E Preferred Stock; or

•official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series E Preferred Stock there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference of the shares of Series E Preferred Stock then outstanding as additional tier 1 capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve in 12 CFR Part 217 (or, as and if applicable, the capital adequacy rules and regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series E Preferred Stock is outstanding.

If shares of the Series E Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series E Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series E Preferred Stock is held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption shall state: (1) the redemption date; (2) the number of shares of the Series E Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where the certificates evidencing shares of Series E Preferred Stock are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series E Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series E Preferred Stock so called for redemption, then, on and after the redemption date, such shares of Series E Preferred Stock shall no longer be deemed outstanding, dividends will cease to accrue on such shares of Series E Preferred Stock and all rights of the holders of such shares will terminate, except the right to receive the redemption price. See “Description of Series E Depositary Shares” below for information about redemption of the depositary shares relating to our Series E Preferred Stock.

In case of any redemption of only part of the shares of the Series E Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as we may determine to be fair and equitable.

Under the Federal Reserve’s current risk-based capital regulations applicable to bank holding companies, any redemption of the Series E Preferred Stock is subject to prior approval of the Federal Reserve, and Northern Trust legally must either replace the shares to be redeemed with an equal amount of instruments that qualify as common equity tier 1 capital or additional tier 1 capital, or demonstrate to the Federal Reserve that following such redemption Northern Trust will continue to hold capital commensurate with its risk.

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Voting Rights

The holders of the Series E Preferred Stock do not have voting rights other than those described below, except as expressly provided by Delaware law.

So long as any shares of Series E Preferred Stock remain outstanding:

•the affirmative vote or consent of the holders of at least two-thirds of all of the shares of the Series E Preferred Stock at the time outstanding, voting separately as a single class, shall be required to amend the provisions of Northern Trust’s Restated Certificate of Incorporation, as amended (including the Certificate of Designation of the Series E Preferred Stock or any other series of preferred stock), or Northern Trust’s bylaws so as to materially and adversely affect the powers, preferences, privileges or rights of the Series E Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series E Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series E Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of Northern Trust will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series E Preferred Stock; and

•the affirmative vote or consent of the holders of at least two-thirds of all of the shares of the Series E Preferred Stock at the time outstanding, voting separately as a single class, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series E Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Northern Trust.

The foregoing voting provisions do not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series E Preferred Stock to effect such redemption.

Listing

There is no separate public trading market for the shares of our Series E Preferred Stock except as represented by the depositary shares representing interests therein. See “Description of Series E Depositary Shares—Listing” below.

Transfer Agent and Registrar

The registrar, dividend disbursing agent and redemption agent for our Series E Preferred Stock is Equiniti Trust Company.

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Description of Series E Depositary Shares

General

We issued fractional interests in shares of the Series E Preferred Stock in the form of depositary shares. Each depositary share represents a 1/1,000th ownership interest in a share of Series E Preferred Stock, and is evidenced by a depositary receipt. The shares of Series E Preferred Stock represented by depositary shares were deposited under a deposit agreement among Northern Trust, Equiniti Trust Company, as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share is entitled, through the depositary, in proportion to the applicable fraction of a share of Series E Preferred Stock represented by such depositary share, to all the rights and preferences of the Series E Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

References to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series E Preferred Stock to the record holders of depositary shares relating to the underlying Series E Preferred Stock in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series E Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. Additionally, each holder of depositary shares representing interests in the Series E Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a bankruptcy, receivership, insolvency, liquidation or similar proceeding.

Redemption of Depositary Shares

If we redeem the Series E Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series E Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series E Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared

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dividends. Whenever we redeem shares of Series E Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the Series E Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by the depositary pro rata or in such other manner determined by the depositary to be fair and equitable. In any such case, depositary shares will be redeemed only in increments of 1,000 shares and any multiple thereof.

Voting the Series E Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Series E Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Series E Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series E Preferred Stock, may instruct the depositary to vote the amount of the Series E Preferred Stock represented by the holder’s depositary shares. To the extent reasonably practicable, the depositary will vote the amount of the Series E Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series E Preferred Stock, it will vote such depositary shares proportionately with instructions received.

Listing

The depositary shares representing interests in the shares of our Series E Preferred Stock are listed on the Nasdaq Global Select Market under the symbol “NTRSO.”

There is no separate public trading market for the shares of the Series E Preferred Stock except as represented by the depositary shares representing interests in the shares of the Series E Preferred Stock.

Form of Preferred Stock and Depositary Shares

The depositary shares were issued in book-entry form through DTC. The Series E Preferred Stock was issued in registered form to the depositary as described in “Description of Series E Preferred Stock” above.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by at least a majority (or, in the case of such amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, holders of at least two-

NTAC:3NS-20

thirds) of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•all outstanding depositary shares have been redeemed; or

•there has been a final distribution of the preferred stock in connection with our liquidation, dissolution or winding up and such distribution has been made to all the holders of depositary shares.

NTAC:3NS-20